EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS FIRST QUARTER 2021 RESULTS
Company to Host Investor Conference Call Today at 1 PM Eastern

New York, May 6, 2021 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust that focuses on acquiring and managing a globally diversified portfolio of strategically-located commercial real estate properties, announced today its financial and operating results for the quarter ended March 31, 2021.

First Quarter 2021 and Subsequent Events Highlights

•Revenue increased 12.8% to $89.4 million from $79.2 million in first quarter 2020
•Net loss was $0.8 million as compared to net income of $5.0 million in first quarter 2020
•Net operating income ("NOI") grew 13.9% to $81.8 million from $71.9 million in first quarter 2020
•Core Funds from Operations (“Core FFO”) was $38.9 million compared to $38.9 million in first quarter 2020
•Adjusted Funds from Operations (“AFFO”) increased by $0.6 million to $40.4 million as compared to $39.8 million in the prior year quarter
•AFFO per share was $0.44 as compared to $0.44 in first quarter 2020
•Distributed $36.2 million, or $0.40 per share, in common dividends to shareholders
•Ample Liquidity of $351.4 million as of March 31, 2021, including $262.9 million of cash and cash equivalents and $88.6 million available for future borrowings under the Company's revolving credit facility, before giving effect to second quarter acquisitions
•Collected 100% of first quarter original cash rents, including 100% from top 20 tenants, as of April 15, 20211,2
•Portfolio 99.7% leased with 8.3 years of weighted average remaining lease term3
•Contractual rent increases embedded in 93.9% of leases
•High quality tenants are 66% investment grade or implied investment grade4
•Acquisitions pipeline of $257 million5, consisting of second quarter completed and pending acquisitions, at a going-in capitalization6 rate of 9.3% and with 19.4 years of weighted-average remaining lease term7
•Subsequent to quarter end, closed on acquisition of 841,000 square foot McLaren Group headquarters for $236 million with 20-Year NNN leases and minimum 1.25% and maximum 4.00% annual rent escalators8
•Lease renewals completed and under non-binding letter of intent for 626,000 square feet that extend weighted-average remaining lease term to 10.6 years from 4.2 years for 1.7% of the portfolio if the non-binding letter of intent leads to a definitive agreement, which is not assured.

"Our first quarter results build on the strength of our best-in-class, mission critical portfolio," said James Nelson, CEO of GNL. "Rent collection remains at nearly 100% and supported outperformance of Adjusted EBITDA, Cash NOI and AFFO compared to last year. Our $257 million forward pipeline, at a going-in cap rate of 9.3%, will continue to provide us a path to accretive earnings growth. We are particularly excited about the recent acquisition of the McLaren headquarters and proud to have them as a true partner in this state-of-the-art facility. We have ample liquidity to pursue additional accretive acquisitions to continue build on the outstanding performance of our best-in-class global portfolio."

	Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
Revenue from tenants	$89,390	$79,242

Net (loss) income attributable to common stockholders	$(832)	$5,038
Net (loss) income per diluted common share	$(0.01)	$0.05

NAREIT defined FFO attributable to common stockholders	$38,852	$38,571
NAREIT defined FFO per diluted common share	$0.42	$0.43

Core FFO attributable to common stockholders	$38,869	$38,851
Core FFO per diluted common share	$0.42	$0.43

AFFO attributable to common stockholders	$40,429	$39,822
AFFO per diluted common share	$0.44	$0.44

Property Portfolio

The Company’s portfolio of 306 net lease properties is located in ten countries and comprised of 37.2 million rentable square feet leased to 130 tenants across 48 industries at March 31, 2021. The real estate portfolio metrics include:

•99.7% leased with a remaining weighted-average lease term of 8.3 years
•93.9% of the portfolio contains contractual rent increases based on square footage
•66.3% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants
•65% U.S. and Canada, 35% Europe (based on annualized straight-line rent)
•46% Office, 49% Industrial / Distribution and 5% Retail (based on an annualized straight-line rent)

Rent Collection

For the first quarter of 2021, the Company had collected 100% of original cash rents as of April 15, 2021, including 100% of the original cash rent payable from the top 20 tenants in the portfolio (measured based on original cash rent), which represent 49% of GNL's first quarter original cash rent. On a geographic basis, GNL collected 100% of the original cash rent from U.K. based assets, 100% from European tenants and 100% of tenants located in the U.S. and Canada. Cash rent collected includes both contractual rents and deferred rents paid during the period.1

Capital Structure and Liquidity Resources9

As of March 31, 2021, the Company had $262.9 million of cash and cash equivalents. The Company’s net debt to enterprise value was 49.9% with an enterprise value of $4.0 billion based on the quarter end closing share price of $18.06 for common stock, $26.66 for the Series A preferred stock and $25.55 for the Series B preferred stock, with net debt of $2.0 billion10, including $1.4 billion of mortgage debt.

As of March 31, 2021, the percentage of debt that is fixed rate (including variable rate debt fixed with swaps) increased to 95.8% from 89.6% as of March 31, 2020. The Company’s total combined debt had a weighted average interest rate of 3.3% resulting in an interest coverage ratio of 3.6 times11. Weighted-average debt maturity was 5.1 years as of March 31, 2021 as compared to 5.4 years as of March 31, 2020.

Footnotes/Definitions

1 Includes amounts collected under original lease agreements and amended leases, including deferral arrangements entered into previous periods. We calculate “original cash rent collections” by comparing original cash rent due under our lease agreements to the total amount of rent collected during the period, which includes both original cash rent due and payments of amounts deferred from prior periods. Eliminating the impact of deferred rent paid, we collected 99% of original cash rent due in the US and Canada, 100% of original cash rent due in the UK and 99% of original cash rent due in Europe. Top 20 tenants based on first quarter 2021 original cash rent due. This information may not be indicative of any future period.
2 The impact of the COVID-19 pandemic on our future results of operations and liquidity will depend on the overall length and severity of the pandemic, which management is unable to predict.
3 Weighted-average remaining lease term in years is based on square feet as of March 31, 2021.
4 As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. The term "parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of March 31, 2021. Comprised of 36.4% leased to tenants with an actual investment grade rating and 29.9% leased to tenants with an Implied Investment Grade rating based on annualized cash rent as of March 31, 2021.
5 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP. Includes one pending acquisition with a contract purchase price of $6.9 million which is subject to conditions and may not be completed on the contemplated terms or at all.
6 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
7    The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
8 The annual base rent is subject to a one-time contingent adjustment which only occurs upon a McLaren Holdings Limited corporate credit rating enhancement to B- (or equivalent) from one of S&P, Moody’s or Fitch by May 2023 and if the Company refinances the debt incurred to acquire the property by December 2024. If these conditions are not met, the adjustment will not occur. The Company is under no obligation to complete a refinancing of this loan, and the Company does not expect to do so during the first year of the lease.
9 During the three months ended March 31, 2021, the Company sold 5,904,470 shares through its common stock "at-the-market" program for gross proceeds of $107.6 million, before commissions paid of $1.6 million and additional issuance costs of $0.3 million and 641,940 shares through its Series B preferred stock "at-the-market" program for gross proceeds of $16.2 million, before commissions paid of approximately $0.2 million and nominal additional issuance costs.
10 Comprised of the principal amount of GNL's outstanding debt totaling $2.3 billion less cash and cash equivalents totaling $262.9 million, as of March 31, 2021.
11 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended March 31, 2021. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call
GNL will host a conference call on May 6, 2021 at 1:00 p.m. ET to discuss its financial and operating results.
Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 5530460
Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10155577
*Available one hour after the end of the conference call through August 6, 2021.
Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” "expects," “estimates,” “projects,” “plans,” “intends,” “may," "will," "would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risk and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
All of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not, and the Company does not expect it to be, significantly impacted by deferrals it has entered into. In addition, since the Company currently believes that these deferral amounts are collectable, it has excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$474,538	$476,599
Buildings, fixtures and improvements	3,106,860	3,124,884
Construction in progress	5,876	5,486
Acquired intangible lease assets	707,964	711,985
Total real estate investments, at cost	4,295,238	4,318,954
Less accumulated depreciation and amortization	(710,902)	(675,200)
Total real estate investments, net	3,584,336	3,643,754
Cash and cash equivalents	262,868	124,245
Restricted cash	1,352	1,448
Derivative assets, at fair value	934	525
Unbilled straight-line rent	61,840	61,007
Operating lease right-of-use asset	55,782	58,395
Prepaid expenses and other assets	43,674	43,929
Due from related parties	346	377
Deferred tax assets	2,367	2,367
Goodwill and other intangible assets, net	23,089	23,089
Deferred financing costs, net	7,269	7,878
Total Assets	$4,043,857	$3,967,014

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,347,484	$1,363,698
Revolving credit facility	125,864	111,132
Term loan, net	287,172	300,154
Senior notes, net	490,692	490,345
Acquired intangible lease liabilities, net	31,503	32,970
Derivative liabilities, at fair value	14,835	19,984
Due to related parties	845	2,002
Accounts payable and accrued expenses	30,025	28,310
Operating lease liability	24,085	25,350
Prepaid rent	26,580	21,481
Deferred tax liability	12,157	12,157
Dividends payable	5,386	5,152
Total Liabilities	2,396,628	2,412,735
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	45	39
Common stock	2,286	2,227
Additional paid-in capital	2,540,522	2,418,659
Accumulated other comprehensive income	13,885	8,073
Accumulated deficit	(933,695)	(896,547)
Total Stockholders' Equity	1,623,111	1,532,519
Non-controlling interest	24,118	21,760
Total Equity	1,647,229	1,554,279
Total Liabilities and Equity	$4,043,857	$3,967,014

Global Net Lease, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue from tenants	$89,390	$79,242

Expenses:
Property operating	7,570	7,377
Operating fees to related parties	9,639	8,794
Acquisition, transaction and other costs	17	280
General and administrative	4,128	2,961
Equity-based compensation	2,577	2,488
Depreciation and amortization	39,684	33,533
Total expenses	63,615	55,433
Operating income	25,775	23,809
Other income (expense):
Interest expense	(21,368)	(16,440)
Gain on derivative instruments	1,842	3,143
Other income	15	48
Total other expense, net	(19,511)	(13,249)
Net income before income taxes	6,264	10,560
Income tax expense	(2,080)	(959)
Net income	4,184	9,601
Preferred stock dividends	(5,016)	(4,563)
Net (loss) income attributable to common stockholders	$(832)	$5,038

Basic and Diluted (Loss) Earnings Per Share:
Net (loss) income per share attributable to common stockholders — Basic and Diluted	$(0.01)	$0.05

Weighted average shares outstanding — Basic	91,479	89,459
Weighted average shares outstanding — Diluted	91,479	89,499

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA
Net income	$4,184	$9,601
Depreciation and amortization	39,684	33,533
Interest expense	21,368	16,440
Income tax expense	2,080	959
Equity-based compensation	2,577	2,488
Acquisition and transaction related	17	280
Gain on derivative instruments	(1,842)	(3,143)
Other income	(15)	(48)
Adjusted EBITDA	68,053	60,110

Net operating income (NOI)
Operating fees to related parties	9,639	8,794
General and administrative	4,128	2,961
NOI	81,820	71,865
Amortization related to above- and below- market lease intangibles and right-of-use assets, net	59	232
Straight-line rent	(944)	(1,487)
Cash NOI	$80,935	$70,610

Cash Paid for Interest:
Interest Expense	$21,368	$16,440
Non-cash portion of interest expense	(2,279)	(1,810)
Amortization of mortgage (discount) premium, net	—	(10)
Total cash paid for interest	$19,089	$14,620

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
Net (loss) income attributable to stockholders (in accordance with GAAP)	$(832)	$5,038
Depreciation and amortization	39,684	33,533
FFO (defined by NAREIT)	38,852	38,571
Acquisition, transaction and other costs	17	280
Core FFO attributable to common stockholders	38,869	38,851
Non-cash equity-based compensation	2,577	2,488
Non-cash portion of interest expense	2,279	1,810
Amortization related to above- and below-market lease intangibles and right-of-use assets, net	59	232
Straight-line rent	(944)	(1,487)
Straight-line rent (rent deferral agreements) [1]	(649)	—
Eliminate unrealized gain on foreign currency transactions [2]	(1,762)	(2,082)
Amortization of mortgage discounts and premiums, net	—	10
Adjusted funds from operations (AFFO) attributable to common stockholders	$40,429	$39,822
Footnotes:
[1] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on our balance sheet but are considered to be earned revenue attributed to the current period, for purposes of AFFO, as they are expected to be collected.
[2] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended March 31, 2021, gains on derivative instruments were $1.8 million, which consisted of unrealized gains of $1.8 million. For the three months ended March 31, 2020, gains on derivative instruments were $3.1 million which consisted of unrealized gains of $2.1 million and realized gains of $1.0 million.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.